Exhibit 99.1

Bank Notes

OFFICER APPOINTMENTS

Darlene Cole joined the Bank as Vice President, Benefits Manager. Ms. Cole brings to the Bank twenty-five years of financial services experience, the most recent of which was as the Human Resources Director with a regional bank headquartered in the Upstate. She earned her undergraduate and graduate degrees from Clemson University and is a graduate of the South Carolina Bankers Association Bankers School.

Lynne Monroe joined the Bank as Assistant Vice President, Branch Manager of our Spartan Centre branch. Ms. Monroe has over twenty-two years of experience in retail banking, small business lending and business development. She is a graduate of Limestone College and is a member of Lions Club International and Business Networking International.

OFFICER PROMOTIONS

Wendy Workman was promoted to Internal Audit Manager. She is a native of Laurens, South Carolina and a graduate of Erskine College and Clemson University. Ms. Workman has been employed with the Bank for five years.

William J. Marcus, Jr. was promoted to Branch Manager and Loan Officer of our Greer branch. Most recently, he served as Assistant Branch Manager of our Woodruff Road branch. He is a graduate of Furman University and South Carolina Bankers Association Bankers School and has been employed with the Bank for five years.

Ashley W. Bates was promoted to Marketing Officer. She is a native of Greenville, South Carolina and a graduate of the University of South Carolina and Opportunity Greenville. Ms. Bates has been employed with the Bank for two years.

Forward-Looking Statements and Non-GAAP Financial Information

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

This report contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This report discusses both GAAP net loss and operating earnings excluding certain gains and charges, which is a non-GAAP measure. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Readers should consider our recording of expenses associated with credit costs and certain special items when assessing the performance of the Company. Non- GAAP measures have limitations as analytic tools, and readers should not consider these in isolation or as a substitute for analysis of our results as reported under GAAP.

March 7, 2012

To Our Shareholders:

Our financial results for the fourth quarter 2011 and for the year ended December 31, 2011 reflect the significant improvement in virtually all areas of the Company that we have been working tirelessly to achieve over the last several years. For the fourth quarter 2011 we reported a net loss of $2.3 million compared to a net loss of $5.5 million for the third quarter 2011. Similarly, for the year ended December 31, 2011 we reported a net loss of $23.4 million compared to a net loss of $60.2 million for the year ended December 31, 2010.

Operating Earnings: Excluding the continued elevated credit costs, one-time gains, and charges associated with our strategic actions announced during the fourth quarter, pre-tax operating earnings were $3.8 million in the fourth quarter 2011 compared to $4.3 million in the third quarter 2011, and $12.0 million for the year ended December 31, 2011 compared to $6.8 million for the year ended December 31, 2010. The low interest rate environment resulting from the monetary policy of the Federal Reserve is having a significant impact on the banking industry as our primary source of net income is the difference between the interest income we earn on our loan portfolio and the interest expense we pay on deposits. Notwithstanding the historically low interest rates, our net interest margin increased 12 basis points in the fourth quarter to 3.65% and has now increased four consecutive quarters. Overall, our core business continues to show more sustained operating results and is confirmation that our hard work and strategic actions are paying off.

Strategic Plan: The improvements for both the quarterly and annual periods are a direct result of the continued execution of our strategic plan, including the most recent strategic actions to sell and consolidate four branches, increase co-sourcing and outsourcing relationships, and reduce expenses through operational efficiencies and headcount reductions. Overall, these actions are expected to have an ongoing positive impact to 2012 annual earnings of $6.2 million as compared to 2011 earnings. These strategic initiatives are designed to accelerate our return to profitability and we expect continued improvement in our financial results in 2012. While the banking industry in general continues to deal with fundamental issues such as volatile market conditions, low interest rates, slow loan growth, depressed real estate values, increased regulatory costs, and revenue challenges, our improving financial results in 2011 are evidence that the proactive actions we have taken are yielding positive results.

Credit Quality: In addition, during 2011 we continued to make significant progress in improving our credit quality. Credit costs continue to be the primary reason for our net loss as our financial results for all periods above reflect significant writedowns on our problem assets resulting from depressed real estate values. While still elevated, credit costs in the fourth quarter 2011 decreased to $5.9 million from $11.1 million in the third quarter 2011, and decreased to $37.7 million for the year ended December 31, 2011 compared to $66.4 million for the year ended December 31, 2010. Credit costs have moderated and we believe they will continue to do so during 2012.

The reduction in credit costs also reflect our aggressive efforts to reduce problem assets for which the number and individual size has decreased significantly. Through December 31, 2011, our total nonperforming assets have declined 43% from their peak at March 31, 2010 and declined for six of the last seven quarters. Similarly encouraging, our past due loans at the end of the fourth quarter 2011 were less than one percent for the third straight quarter.

Additional Information: Additional details about our financial results are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2012 which may be obtained from the SEC website at www.SEC.gov. We encourage you to read the Form 10-K for a comprehensive discussion of our strategic plan and the actions we are taking on the path to profitability. In addition, we currently expect to hold our annual meeting of shareholders in May, and we plan to file our annual proxy statement in mid-April. We look forward to meeting with you and providing an update on our plans for the future.

*  *  *  *  *

Thank you for the continued support, and please do not hesitate to contact either one of us with questions or concerns about your Company.

Michael D. Glenn	Samuel L. Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,	December 31,
	2011	2011	2010
		(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$102,952	$117,796	$223,017

Total cash and cash equivalents	102,952	117,796	223,017

Federal Home Loan Bank (“FHLB”) stock, at cost	3,502	4,377	6,785
Investment securities available for sale, at fair value	260,992	277,605	218,775
Mortgage loans held for sale	3,648	2,486	4,793
Commercial loans held for sale	14,178	31,381	66,157

Loans, gross	773,558	783,824	793,426
Less: allowance for loan losses	(25,596)	(26,900)	(26,934)

Loans, net	747,962	756,924	766,492

Premises and equipment, net	25,804	26,768	28,109
Accrued interest receivable	5,196	5,112	4,702
Foreclosed real estate	27,663	14,696	19,983
Income tax refund receivable	—	—	7,436
Other	11,255	11,366	8,998

Total assets	$1,203,152	$1,248,511	$1,355,247

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$155,406	$163,158	$141,281
Interest-bearing	908,775	944,398	1,032,081

Total deposits	1,064,181	1,107,556	1,173,362

Retail repurchase agreements	23,858	24,765	20,720
FHLB borrowings	—	—	35,000
Accrued interest payable	554	688	1,187
Other	11,077	10,133	11,079

Total liabilities	1,099,670	1,143,142	1,241,348

Shareholders’ equity
Preferred stock	—	—	—
Common stock	127	127	474
Capital surplus	142,233	141,971	133,112
Accumulated deficit	(36,508)	(34,226)	(13,108)
Accumulated other comprehensive loss, net of tax	(2,370)	(2,503)	(6,579)

Total shareholders’ equity	103,482	105,369	113,899

Total liabilities and shareholders’ equity	$1,203,152	$1,248,511	$1,355,247

Consolidated Statements of Income (Loss)

(in thousands)

	For the three months ended		For the years ended December 31,
	December 31, 2011	September 30, 2011	2011	2010
	(unaudited)
Interest income
Interest earned on cash and cash equivalents	$64	$66	$347	$498
Dividends received on FHLB stock	10	11	48	23
Interest earned on investment securities available for sale
U.S. Treasury and federal agencies (taxable)	—	—	6	57
State and municipal (nontaxable)	933	944	3,340	1,474
Collateralized mortgage obligations (taxable)	618	784	2,729	1,518
Other mortgage-backed (taxable)	203	224	846	676
Interest and fees earned on loans	10,933	11,186	44,502	51,321

Total interest income	12,761	13,215	51,818	55,567

Interest expense
Interest paid on deposits	1,867	2,267	9,334	13,560
Interest paid on retail repurchase agreements	1	—	20	57
Interest paid on commercial paper	—	—	—	21
Interest paid on FHLB borrowings	—	—	72	1,708
Other	—	—	—	20

Total interest expense	1,868	2,267	9,426	15,366

Net interest income	10,893	10,948	42,392	40,201
Provision for loan losses	2,000	5,600	20,500	47,100

Net interest income (expense) after provision for loan losses	8,893	5,348	21,892	(6,899)

Noninterest income
Service charges on deposit accounts, net	1,936	1,974	7,547	7,543
Fees for trust, investment management and brokerage services	722	828	3,083	2,597
Mortgage-banking	376	764	1,757	1,794
Automatic teller machine	227	223	938	972
Merchant services	5	—	15	937
Bankcard services	61	52	238	1,793
Investment securities gains, net	101	—	157	10
Other	368	459	1,691	1,221

Total noninterest income	3,796	4,300	15,426	16,867
Noninterest expenses
Salaries and other personnel	5,720	5,835	23,807	23,617
Occupancy	1,119	1,055	4,503	4,778
Furniture and equipment	968	924	3,807	3,841
Professional services	503	394	1,960	2,507
FDIC deposit insurance assessment	664	688	3,012	4,487
Marketing	459	410	1,803	1,407
Foreclosed real estate writedowns and expenses	2,104	3,029	7,470	11,656
Goodwill impairment	—	—	—	3,691
Loss on commercial loans held for sale	1,091	2,080	8,119	7,562
Other	2,513	2,057	8,901	7,966

Total noninterest expense	15,141	16,472	63,382	71,512

Net loss before benefit for income taxes	(2,452)	(6,824)	(26,064)	(61,544)

Benefit for income taxes	(170)	(1,355)	(2,664)	(1,342)

Net loss	$(2,282)	$(5,469)	$(23,400)	$(60,202)